Filed pursuant to Rule 433
Registration Statement No 333-140456
Dated October 5, 2007

Index Linked Note Linked to the Goldman Sachs Asia Select Index

October 5, 2007
Amended Final Terms

Issuer:	Eksportfinans ASA

Underlying Index:	Goldman Sachs Asia Select Index, (Bloomberg ticker “GSAS30”)
Currency:	United States Dollar (USD)

First Tranche Offering, 9/28/07:	$65,162,000 face amount
Second Tranche Offering, 10/5/07:	$20,872,000 face amount
Total Aggregate Offering:	$86,034,000 face amount

Issue Price on First Tranche:	100.77% of face amount
Issue Price on Second Tranche:	100.04% of face amount

Proceeds to Issuer on First Tranche:	$1,005.20 per note
Proceeds to Issuer on Second Tranche:	$1,037.90 per note

Underwriting Discount:	$2.50 per note

Face Amount:	$1,000 per note; $86,034,000 in the aggregate for all the offered notes

Trade Date of First Tranche:	September 28, 2007
Trade Date of Second Tranche:	October 5, 2007

Denominations:	USD 1,000, and integral multiples of USD 1,000 thereafter

Settlement Date:	October 15, 2007

Stated Maturity Date:	November 15, 2008, unless postponed due to a market disruption event or otherwise

Determination Date:	October 27, 2008, unless postponed due to a market disruption event or otherwise

Initial Index Level:	104.70

Final Index Level:	The closing level of the index on the Determination Date

Participation Level:	100%

Index Price Return:	(Final index level - initial index level)/initial index level

Goldman, Sachs & Co.	1

Payment Amount:	On the stated maturity date, you will receive an amount in cash per note equal to:

Face amount x (1 + index price return)

This note is not principal protected. Investors can lose up to 100% of the principal invested.

No interest:	The notes will not bear interest

No listing:	The notes will not be listed on any securities exchange or interdealer market quotation system

Index Sponsor:	Dow Jones & Company, Inc.

Calculation Agent:	Goldman, Sachs & Co.

CUSIP:	R2188Y585

ISIN:	USR2188Y5851
Disclaimers
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.

Goldman, Sachs & Co.	2